UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities and Exchange Act


                                   May 3, 2005
                                 Date of Report
                        (Date of earliest event reported)


                                 ALPHATRADE.COM
                                 --------------
             (Exact name of registrant as specified in its charter)



           Nevada                          0-25631             98-0211652
 ------------------------------        ---------------      ------------------
(State or other Jurisdiction of       (Commission File      (I.R.S. Employer
 Incorporation or Organization)             Number)         Identification No.)



                        #1322 - 1111 West Georgia Street
                       Vancouver, British Columbia, Canada
                                     V6E 4M3
                    (Address of Principal Executive Offices)


                                 (604) 681-7503
                         (Registrant's Telephone Number)


                                       N/A
          (Former Name or Former Address if changed Since Last Report)



Item 8.01      Other Events.

AlphaTrade, a global provider of real-time financial data today announced that it has entered into a partnership agreement with DataWind Net Access Corporation to co-market the Pocketsurfer(TM) Web Viewer with AlphaTrade's financial tools. The Pocketsurfer Web Viewer provides Internet access to AlphaTrade's streaming, real-time stock quote system, E-Gate.

The PocketSurfer(TM) Web viewer provides the subscriber with unlimited live and continually updated financial data. As the first complete yet truly mobile view

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of E-Gate,  the  PocketSurfer's  larger screen delivers an experience similar to that of the desktop -- through a full VGA-width, 640-pixel, color screen. It provides full, unaltered access to the system where users can easily monitor their stock quotes, charts, news, options and their personal portfolios. PocketSurfer users can access E-Gate in its original layout and full graphics in seconds.

AlphaTrade CEO Penny Perfect commented, "DataWind and AlphaTrade will be combining their marketing efforts to accelerate the growth of both businesses - the PocketSurfer is an important tool for providing the serious investor with continual access to the stock market no matter where they are in the world. Providing this product to our subscribers is a major step towards expanding our services to fit the needs of all investors - foreign and domestic included We believe this product will enhance our business growth by providing access to new and expandable market segments."

About DataWind Net Access Corporation

DataWind Net Access Corporation (DataWind) is a leading provider of wireless web access products and services. Based on several international patents, DataWind's breakthrough technologies solve the bandwidth limitations of cellular networks by accelerating content delivery by factors of 10X to 30X. The DataWind PocketSurfer Web Viewer is the first product to deliver the experience of the desktop internet efficiently to a mobile cellular customer. DataWind is based in Montreal, Canada. For more information visit www.datawind.com










                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ALPHATRADE.COM


DATED:   May 3, 2005                        /s/  Penny Perfect
                                            -------------------
                                            Penny Perfect, CEO









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